Exhibit 11.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated May 5, 2021 relating to the balance sheets on a consolidated basis and for each listed Series of Collectable Sports Assets, LLC as of December 31, 2020, and the related consolidated statements of operations, changes in members’ equity, and cash flows on a consolidated basis and for each listed Series for the period from January 16, 2020 (inception) through December 31, 2020, and the related notes to the consolidated financial statements.

/s/ Frazier & Deeter, LLC

Atlanta, Georgia

July 1, 2021